Exhibit 99.1

SOHU.COM REPORTS FIRST QUARTER 2015 UNAUDITED FINANCIAL RESULTS

BEIJING, CHINA, April 27, 2015 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, today reported unaudited financial results for the first quarter ended March 31, 2015.

First Quarter Highlights

•	Total revenues were US$455 million, up 25% year-over-year and down 5% quarter-over-quarter.

•	Brand advertising revenues were US$134 million, up 20% year-over-year and down 9% quarter-over-quarter. Of this, revenues of Sohu Media Portal, or Sohu.com ex-video, were US$45 million, up 2% year-over-year. Revenues of Sohu Video were US$50 million, up 57% year-over-year.

•	Sogou[1] revenues were US$116 million, up 66% year-over-year and down 3% quarter-over-quarter.

•	Online game revenues were US$185 million, up 13% year-over-year and flat quarter-over-quarter.

•	GAAP net loss attributable to Sohu.com Inc. was US$31 million, or US$0.81 loss per fully-diluted share.

Non-GAAP2 net loss attributable to Sohu.com Inc. was US$25 million, or US$0.66 loss per fully-diluted share.

Dr. Charles Zhang, Chairman and CEO of Sohu.com Inc., commented, “I am pleased to report a solid quarter as our Group’s total revenues reached $455 million, up 25% year-over-year, which exceeded the high end of our prior guidance by $15 million. We saw encouraging trends across all of our key business lines. For Sohu Media Portal, we were proactively expanding the customer base, as our popular mobile news products enable us to offer cross screen advertising solutions for both large brand and small customers. Sohu Video’s advertising revenues grew 57% year-over-year, mainly driven by faster mobile monetization. For Sogou, its revenue performance was better than we had expected as mobile search made a greater contribution, and we continued to grow substantially faster than the overall search industry.”

Dr. Zhang added, “For Changyou, in the first quarter, both top-line and bottom-line comfortably topped our prior guidance, as our major games continued to deliver solid performance. Look ahead, while TLBB PC and 3D mobile games will continue to generate steady cash flows for us, as the current portfolio is gradually maturing, our main focus is to bring out an abundant and diversified mix of new games, especially mobile games to the market.”

Mr. Xiaochuan Wang, CEO of Sogou, commented, “In the first quarter, Sogou maintained its solid growth momentum. Our in-depth cooperation with Tencent, in particular with Weixin, has brought unique capabilities to our mobile search and further enhanced our competitiveness. Aggregate search traffic rose by 60% year-over-year while mobile search traffic jumped 130%. It’s expected that mobile search traffic will surpass PC traffic at some point of 2015. Our financial performance was impressive as well. Quarterly revenues were $116 million, up 66% year-on-year, and we achieved non-GAAP net income of $16 million.”

First Quarter Financial Results

Revenues

Total revenues for the first quarter of 2015 were US$455 million, up 25% year-over-year and down 5% quarter-over-quarter.

Total online advertising revenues, which include revenues from the brand advertising and search and Web directory businesses, for the first quarter of 2015 were US$239 million, up 36% year-over-year and down 7% quarter-over-quarter.

[1]	Sogou operates the search and Web directory business and offers Internet value-added services (“IVAS”) with respect to Web games developed by third-party developers. In the statements of operations, revenues from search and Web directory are recorded as “Search and Web directory” revenue, and revenues from IVAS are recorded as “Others” revenue.
[2]	Non-GAAP results exclude share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards and income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou. Explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operation Measures to the Nearest Comparable GAAP Measures.”

Brand advertising revenues for the first quarter of 2015 totaled US$134 million, up 20% year-over-year and down 9% quarter-over-quarter. The year-over-year increase was mainly due to increases in revenues from the online video advertising businesses. The quarter-over-quarter decrease was mainly due to seasonality factors, as the first quarter is typically a slow quarter for the brand advertising business. Revenues of Sohu Media Portal, or Sohu.com ex-video, were US$45 million, up 2% year-over-year. Revenues of Sohu Video were US$50 million, up 57% year-over-year.

Search and Web directory revenues for the first quarter of 2015 were US$105 million, up 63% year-over-year and down 4% quarter-over-quarter. The year-over-year increase was mainly driven by the search business as a result of increases in the number of paid clicks and higher average cost per click.

Online game revenues for the first quarter of 2015 were US$185 million, up 13% year-over-year and flat quarter-over-quarter. The year-over-year increase was mainly due to the launch of TLBB 3D in the fourth quarter of 2014.

Gross Margin

Both GAAP and non-GAAP gross margin was 51% for the first quarter of 2015, compared with 62% in the first quarter of 2014 and 59% in the fourth quarter of 2014.

GAAP gross margin for the online advertising business for the first quarter of 2015 was 35%, compared with 45% in the first quarter of 2014 and 52% in the fourth quarter of 2014. Non-GAAP gross margin for the online advertising business for the first quarter of 2015 was 35%, compared with 45% in the first quarter of 2014 and 53% in the fourth quarter of 2014.

Both GAAP and non-GAAP gross margin for the brand advertising business in the first quarter of 2015 was 22%, compared with 42% in the first quarter of 2014 and 48% in the fourth quarter of 2014. The year-over-year and quarter-over-quarter decreases in gross margin were primarily due to increases in content and bandwidth costs for the video business.

Both GAAP and non-GAAP gross margin for the search and Web directory business in the first quarter of 2015 was 53%, compared with 51% in the first quarter of 2014 and 59% in the fourth quarter of 2014. The year-over-year increase in gross margin was mainly due to increased revenues, combined with lower depreciation and amortization expenses as a percentage of search and Web directory revenues. The quarter-over-quarter decrease in gross margin was primarily attributable to higher traffic acquisition costs as a percentage of search and Web directory revenues.

Both GAAP and non-GAAP gross margin for online games in the first quarter of 2015 was 73%, compared with 84% in the first quarter of 2014 and 72% in the fourth quarter of 2014. The year-over-year decreases in gross margin were mainly due to a change in the revenue mix, as new mobile games and licensed PC games typically incur additional revenue-sharing costs.

Operating Expenses

For the first quarter of 2015, operating expenses totaled US$230 million, down 22% year-over-year and 27% quarter-over-quarter. Non-GAAP operating expenses were US$219 million, down 25% year-over-year and 24% quarter-over-quarter. The year-over-year decrease in operating expenses was mainly due to decreased compensation expense and marketing and promotion expenses. The quarter-over-quarter decrease was mainly due to impairment charges of $52 million we recognized in the fourth quarter of 2014 as well as decreased compensation expenses.

Operating Profit

Operating profit for the first quarter of 2015 was US$3 million, compared with an operating loss of US$69 million in the first quarter of 2014 and an operating loss of US$34 million in the fourth quarter of 2014.

Non-GAAP operating profit for the first quarter of 2015 was US$15 million, compared with an operating loss of US$63 million in the first quarter of 2014 and an operating loss of US$6 million in the fourth quarter of 2014.

Income Tax Expense

Both GAAP and non-GAAP income tax expense was US$16 million for the first quarter of 2015, compared with income tax expense of US$0.2 million in the first quarter of 2014 and income tax expense of US$9 million in the fourth quarter of 2014.

Net Income/Loss

Before deducting the share of net income pertaining to non-controlling interest, GAAP net loss for the first quarter of 2015 was US$5 million, compared with net loss of US$56 million in the first quarter of 2014 and a net loss of US$33 million in the fourth quarter of 2014. Before deducting the share of net income pertaining to non-controlling interest, non-GAAP net income for the first quarter of 2015 was US$8 million, compared with net loss of US$51 million in the first quarter of 2014 and a net loss of US$5 million in the fourth quarter of 2014.

GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2015 was US$31 million, or a US$0.81 loss per fully-diluted share, compared with net loss of US$79 million in the first quarter of 2014 and a net loss of US$20 million in the fourth quarter of 2014. Non-GAAP net loss attributable to Sohu.com Inc. for the first quarter of 2015 was US$25 million, or a US$0.66 loss per fully-diluted share, compared with net loss of US$48 million in the first quarter of 2014 and a net loss of US$14 million in the fourth quarter of 2014.

Liquidity

As of March 31, 2015, the Sohu Group had net cash and cash equivalents and short-term investments of US$1.1 billion, essentially flat compared with December 31, 2014.

Ms. Carol Yu, President and CFO of Sohu.com Inc. commented, “In the first quarter, our overall financial performance was better than we had expected. Notably, Sogou continued to deliver robust revenue growth coupled with decent profit. For Sohu Media Portal, we made good progress on developing more small and medium enterprise customers and deriving increased revenues from them. For Changyou, TLBB PC and 3D mobile games both performed well and its margin rebounded meaningfully from 2014. For the rest of 2015, we will continue to invest in key initiatives which can drive our long-term growth while keep a streamlined cost structure.”

Other Business Developments

Changyou announced that it has entered into a series of definitive agreements in April to divest a number of its business assets, including 7Road and certain overseas assets. The aggregate consideration for the sale of these assets, if received as expected, will be approximately $200 million. The closings of the transactions are subject to customary conditions.

Business Outlook

For the second quarter of 2015, Sohu estimates:

•	Total revenues to be between US$460 million and US$490 million.

•	Brand advertising revenues to be between US$150 million and US$160 million; this implies a sequential increase of 12% to 20% and an annual increase of 12% to 20%. Sohu Media Portal revenues to be between 32% and 34% of total brand advertising revenues. Sohu Video revenues to be between 39% and 42% of total brand advertising revenues.

•	Sogou revenues to be between US$135 million and US$145 million; this implies a sequential increase of 16% to 25% and an annual growth of 48% to 59%.

•	Online game revenues to be between US$155 million and US$165 million; this implies a sequential decrease of 11% to 16% and an annual increase of 1% to 7%.

•	Before deducting the share of non-GAAP net loss pertaining to non-controlling interest, non-GAAP net loss to be between nil and US$10 million.

•	Non-GAAP net loss attributable to Sohu.com Inc. to be between US$35 million and US$45 million, and non-GAAP loss per fully-diluted share to be between US$0.90 and US$1.15.

•	Assuming no new grants of share-based awards, we estimate that compensation expense relating to share-based awards will be around US15 million to US$16 million.

•	GAAP net loss attributable to Sohu.com Inc. to be between US$45 million and US$55 million, and GAAP loss per fully-diluted share to be between US$1.15 and US$1.40.

Non-GAAP Disclosure

Revision of Non-GAAP Reporting

Prior to the fourth quarter of 2014, the Company’s determined its non-GAAP results excluding share-based compensation expense, goodwill impairment, impairment of intangibles via acquisitions of businesses and related tax impact, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders of Sogou.

In the fourth quarter of 2014, we reassessed our definition of non-GAAP to better reflect the economic substance and performance of the Group. With the consideration that goodwill impairment and impairment of intangibles via acquisitions of businesses can be an indicator of the economic substance of the acquired businesses, we revised the definition of non-GAAP that we use, and excluded only share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from adjustments of contingent consideration previously recorded for acquisitions, and deemed dividend to non-controlling preferred shareholders of Sogou. Our results for the first quarter of 2015 are presented using this revised definition of non-GAAP.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is derived from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy, recent slow-downs in the growth of the Chinese economy, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s current and projected future losses due to increased spending by Sohu for video content and by Changyou for marketing for its platform channel business, the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires, the possibility that Changyou’s efforts in building and monetizing its platform channel business will not be successful and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. U.S. Eastern Time, April 27, 2015 (8:30 p.m. Beijing/Hong Kong time, April 27, 2015) following the quarterly results announcement.

The dial-in details for the live conference call are:

US Toll-Free:	+1-866-519-4004
International:	+65-6723-9381
Hong Kong:	+852-3018-6771
China Mainland	+86-800-819-0121 / +86-400-620-8038
Passcode:	SOHU

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call.

A telephone replay of the call will be available after the conclusion of the conference call at 11:30 a.m. Eastern Time on April 27 through May 4, 2015. The dial-in details for the telephone replay are:

International:	+1-855-452-5696
Passcode:	25048015

The live Webcast and archive of the conference call will be available on the Investor Relations section of Sohu’s Website at http://investors.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language Web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal WAP.Sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games , such as Tian Long Ba Bu (“TLBB”), one of the most popular massively multi-player online (“MMO”) games in China, as well as a number of mobile games and Web games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China, and various game platforms. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its nineteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker
Christensen
Tel:	+1 (480) 614-3003
E-mail:	jbloker@ChristensenIR.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	Mar. 31, 2015	Dec. 31, 2014	Mar. 31, 2014
Revenues:
Online advertising
Brand advertising	$133,821	$147,824	$111,103
Search and Web directory	105,126	110,029	64,309

Subtotal	238,947	257,853	175,412

Online games	184,994	184,405	163,388
Others(a)	31,391	34,938	26,515

Total revenues	455,332	477,196	365,315

Cost of revenues:
Online advertising
Brand advertising (includes stock-based compensation expense of $155, $167, and $-262, respectively)	104,552	77,246	64,140
Search and Web directory (includes stock-based compensation expense of $53, $386, and $31, respectively)	49,919	45,386	31,737

Subtotal	154,471	122,632	95,877

Online games (includes stock-based compensation expense of $44, $-37, and $17, respectively)	49,485	51,754	26,586
Others (includes stock-based compensation expense of $0, $2, and $0, respectively)(a)	18,198	21,204	16,035

Total cost of revenues	222,154	195,590	138,498

Gross profit	233,178	281,606	226,817
Operating expenses:
Product development (includes stock-based compensation expense of $4,776, $8,983, and $2,653, respectively)	102,191	81,374	117,722
Sales and marketing (includes stock-based compensation expense of $245, $1,894, and $703, respectively)	83,128	115,812	142,354
General and administrative (includes stock-based compensation expense of $6,953, $16,442, and $2,098, respectively)	45,164	65,995	35,354
Goodwill impairment and impairment of intangibles via acquisitions of businesses	—	52,282	—

Total operating expenses	230,483	315,463	295,430

Operating profit /(loss)	2,695	(33,857)	(68,613)
Other income	3,154	4,619	3,750
Interest income	6,035	6,273	8,457
Exchange difference	(183)	(1,169)	578

Income /(loss) before income tax expense/(benefit)	11,701	(24,134)	(55,828)
Income tax expense/ (benefit)	16,300	8,612	214

Net Income /(loss)	(4,599)	(32,746)	(56,042)

Less: Net income attributable to the mezzanine classified noncontrolling interest shareholders	—	—	—
Net income / (loss) attributable to the noncontrolling interest shareholders	26,521	(13,171)	(4,935)
Dividend or deemed dividend to non-controlling Sogou series A preferred shareholders	—	—	27,747

Net income/ (loss) attributable to Sohu.com Inc.	(31,120)	(19,575)	(78,854)

Basic net income/ (loss) per share attributable to Sohu.com Inc.	$(0.81)	$(0.51)	$(2.05)

Shares used in computing basic net income/ (loss) per share attributable to Sohu.com Inc.	38,525	38,501	38,411

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$(0.81)	$(0.52)	$(2.05)

Shares used in computing diluted net income/ (loss) per share attributable to Sohu.com Inc.	38,525	38,501	38,411

Note:

(a)	Comparative revenues and cost of revenues for mobile has been merged with others to conform to the current period presentation.

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Mar. 31, 2015	As of Dec. 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$923,485	$876,340
Restricted time deposits	249,698	282,186
Short-term investments	163,707	191,577
Investment in debt securities	—	—
Accounts receivable, net	231,474	230,401
Prepaid and other current assets	90,842	116,704
Held for sale assets	139,779	—

Total current assets	1,798,985	1,697,208

Long-term investments	30,638	24,067
Fixed assets, net	531,393	540,778
Goodwill	193,604	303,426
Intangible assets, net	105,984	110,691
Restricted time deposits	144,051	144,562
Prepaid non-current assets	10,357	8,933
Other assets	34,428	37,344

Total assets	$2,849,440	$2,867,009

LIABILITIES
Current liabilities:
Accounts payable	$134,495	$127,758
Accrued liabilities	258,295	239,231
Receipts in advance and deferred revenue	118,990	127,740
Accrued salary and benefits	69,859	108,741
Taxes payable	30,066	33,380
Deferred tax liability	23,303	22,356
Short-term bank loans	25,500	25,500
Other short-term liabilities	108,730	105,644
Contingent consideration	—	3,935
Held for sale liabilities	2,100	—

Total current liabilities	$771,338	$794,285

Long-term accounts payable	3,414	5,143
Long-term bank loans	344,500	344,500
Long-term tax payable	24,822	24,829
Deferred tax liabilities	6,197	7,417
Contingent consideration	1,979	1,929

Total long-term liabilities	$380,912	$383,818

Total liabilities	$1,152,250	$1,178,103

SHAREHOLDERS’ EQUITY:
Sohu.com Inc. shareholders’ equity	1,179,443	1,201,661
Noncontrolling Interest	517,747	487,245

Total shareholders’ equity	$1,697,190	$1,688,906

Total liabilities and shareholders’ equity	$2,849,440	$2,867,009

SOHU.COM INC.

RECONCILIATIONS OF NON-GAAP RESULTS OF OPERATION MEASURES TO THE NEAREST COMPARABLE GAAP MEASURES

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended Mar. 31, 2015				Three Months Ended Dec. 31, 2014				Three Months Ended Mar. 31, 2014
	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP	GAAP	Non-GAAP Adjustments		Non-GAAP
		155	(a)			167	(a)			(262	)(a)

Brand advertising gross profit	$29,269	$155		$29,424	$70,578	$167		$70,745	$46,963	$(262)		$46,701

Brand advertising gross margin	22%			22%	48%			48%	42%			42%

		53				386	(a)			31	(a)

Search and Web directory gross profit	$55,207	$53		$55,260	$64,643	$386		$65,029	$32,572	$31		$32,603

Search and Web directory gross margin	53%			53%	59%			59%	51%			51%

		208	(a)			553	(a)			(231	)(a)

Online advertising gross profit	$84,476	$208		$84,684	$135,221	$553		$135,774	$79,535	$(231)		$79,304

Online advertising gross margin	35%			35%	52%			53%	45%			45%

		44	(a)			(37	)(a)			17	(a)

Online games gross profit	$135,509	$44		$135,553	$132,651	$(37)		$132,614	$136,802	$17		$136,819

Online games gross margin	73%			73%	72%			72%	84%			84%

Others gross profit	$13,193	$—		$13,193	$13,734	$2		$13,736	$10,480	$—		$10,480

Others gross margin	42%			42%	39%	2		39%	40%			40%

		252	(a)			518	(a)			(214	)(a)

Gross profit	$233,178	$252		$233,430	$281,606	$518		$282,124	$226,817	$(214)		$226,603

Gross margin	51%			51%	59%			59%	62%			62%

		12,226	(a)			27,837	(a)			5,240	(a)

Operating profit /(loss)	$2,695	$12,226		$14,921	$(33,857)	$27,837		$(6,020)	$(68,613)	$5,240		$(63,373)

Operating margin	1%			3%	-7%			-1%	-19%			-17%

		12,226	(a)			27,837	(a)			5,240	(a)

Net income /(loss) before Non-Controlling Interest	$(4,599)	$12,226		$7,627	$(32,746)	$27,837		$(4,909)	$(56,042)	$5,240		$(50,802)

										2,859	(a)

		6,074	(a)(b)			6,080	(a)(b)			27,747	(c)

Net income /(loss) attributable to Sohu.com Inc. for diluted net income/ (loss) per share	$(31,341)	6,074		$(25,267)	$(20,082)	$6,080		$(14,002)	$(78,854)	$30,606		$(48,248)

Diluted net income /(loss) per share attributable to Sohu.com Inc.	$(0.81)			$(0.66)	$(0.52)			$(0.36)	$(2.05)			$(1.26)

Shares used in computing diluted net income/ (loss) per share attributable to Sohu.com Inc.	38,525			38,525	38,501			38,501	38,411			38,411

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	To adjust Sohu’s economic interests in Changyou and Sogou under the treasury stock method.
(c)	Deemed dividend to noncontrolling Sogou series A preferred shareholders.